Exhibit 99.2

CORCEPT THERAPEUTICS ANNOUNCES UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

MENLO PARK, Calif. – July 2, 2012

Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that it has agreed to sell 11,000,000 shares of its common stock in an underwritten public offering of common stock. Credit Suisse Securities (USA) LLC is acting as sole book-running manager and underwriter in the offering. Corcept has also granted to the underwriter a 30-day option to purchase from it up to an additional 1,650,000 shares of its common stock.

Corcept intends to use the net proceeds from the offering to fund research and development activities, including clinical trials, and working capital and for general corporate purposes.

The offering is being made pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). Corcept has also filed with the SEC a prospectus supplement with respect to the offering, copies of which may be obtained by sending a request to: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Corcept, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. KorlymTM (mifepristone) 300 mg Tablets, a first generation GR-II antagonist, is the company’s first FDA-approved medication. The company has a portfolio of new selective GR-II antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

CONTACT:

Investor Contact

Charles Robb

Chief Financial Officer

Corcept Therapeutics Incorporated

650-688-8783

crobb@corcept.com